THIS EMPLOYMENT AGREEMENT is entered into by and between Evan J.
Griffith, Jr. ("Griffith") and Chugach Electric Association, Inc. an Alaska electrical cooperative association headquartered in Anchorage, Alaska ("Chugach" or "Employer"), to be effective on and as of May 1, 2002.

         WITNESSETH:

         WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

         WHEREAS, Griffith has skills and experience in electric utility management generally and with the business and technology associated with the production, transmission and distribution of electricity; and

         WHEREAS, Chugach desires to obtain Griffith's services as the General Manager of its Business, and Griffith desires to be employed in that position by Chugach;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

         1. Employment.            Chugach hereby employs Griffith as its
General Manager, and Griffith hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. Duties.

                  a. Griffith shall serve as Chugach's General Manager and shall perform his services as such within the framework of Chugach's Bylaws, policies, procedures and goals as Chugach's Board of Directors shall from time to time determine, including but not limited to the following:

               (i) Board Policy 106, Delegations of Authority from the Board of Directors to the General Manager, Appendix A hereto;

               (ii) Board Policy 107, Board of Directors- General Manager Relationship, Appendix B hereto;

               (iii) Board Policy 118, Delegation of Certain of the Secretary's and Treasurer's Duties to the General Manager, Appendix C hereto; and

               (iv)     General Manager Position Description, Appendix D hereto.

In such capacity, Griffith (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates and
(ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

                  b. Griffith shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Employment Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Griffith shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder. Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Griffith; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Griffith for estate planning purposes). Griffith also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of Chugach's Board of Directors.

                  c. Chugach shall furnish Griffith with an office and other facilities at Chugach's headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder.

         3. Term. The term of this Employment Agreement shall commence on the date hereof (the "Commencement Date") and, unless terminated earlier pursuant to paragraph 10 hereof, shall continue through March 31, 2004 (the "Initial Term"). If neither party gives written notice to the other party of non-renewal of this Employment Agreement not less than sixty (60) days prior to March 31, 2004, this Employment Agreement shall continue in full force and effect for subsequent one-year terms (the "Extended Term(s)")(the Initial Term, together with the Extended Terms, if any, being referred to herein as the "Employment Term"), provided, however, that either party may give written notice of non-renewal to the other party not less than sixty (60) days prior to the anniversary date of any Extended Term, in which case this Employment Agreement shall terminate on that anniversary date without further action by the parties. This Employment Agreement also is subject to termination pursuant to paragraph 10 hereof during any Extended Term.

         4. Compensation. Chugach shall pay to Griffith, in consideration of and as compensation for the services agreed to be rendered by Griffith hereunder, the following:

                  a. Base Salary. During the Employment Term, Chugach shall pay to Griffith an annual salary of One Hundred Eighty-five Thousand Dollars

($185,000) (the "Base Salary"). The Base Salary, subject to the modifications contained in the Performance Appraisal/Bonus Program section contained below, shall be adjusted annually each January based upon the Anchorage CPI-U (July statistic) published by the Bureau of Labor Statistics. The Base Salary shall be payable in accordance with Chugach's normal payroll schedule, less withholdings required by law or authorized by Griffith.

                  b. Performance Appraisal/Bonus Program. Chugach and Griffith agree that Griffith's total compensation under this Employment Agreement shall be tied directly to his performance. Accordingly, the parties agree that Griffith and Chugach's Board of Directors, by mutual agreement, shall by January 31 of each year develop reasonable objectives ("stated objectives") by which to measure Griffith's performance for the upcoming year. Each year in January, the parties shall then review the agreed upon stated objectives for the past year and determine whether Griffith has met or failed to meet the stated objectives.

                           (i) Bonus for Meeting or Exceeding  Stated
Objectives. In the event that Griffith meets or exceeds the stated objectives, he shall be entitled to a bonus of up to twenty percent (20%) of his Base Salary. The exact percentage of the bonus ("bonus amount") shall be at the discretion of the Board of Directors in consideration of the level of goal achievement including both quantitative and qualitative measures of merit. Payment of any bonus under this program shall be considered compensation for purposes of retirement plan credits.

                           (ii) Salary  Reduction  for  Failing  to Meet
Stated Objectives. In the event that the Board of Directors determines that Griffith has substantially failed to meet the stated objectives, the Board of Directors is entitled to reduce Griffith's Base Salary for the upcoming year by an amount not to exceed ten percent (10%) of the previous year's Base Salary. The precise amount of the salary reduction shall be at the discretion of the Board of Directors in consideration of the extent of Griffith's failure to meet the stated objectives and taking into account any mitigating factors outside of Griffith's control which substantially affected his ability to meet the stated objectives.

                           (iii) Reversion to Base Salary After  Reduction
for Failure to Meet Stated Objectives. In the event Griffith's base salary is reduced for failure to meet the stated objectives, his salary shall revert to the previous year's Base Salary in January of the next year (e.g., 2002 - Base Salary of $185,000. Failure to meet 2002 goals results in a reduction of 2003 Base Salary to $170,000. In January 2004, the Base Salary shall revert to $185,000 prior to any adjustments based upon CPI or failure to meet stated goals for previous year).

                           (iv) Future  Deferred  Compensation  Plans.  In the
event that the Board of Directors adopts and makes available a new deferred compensation plan during the Employment Term under which eligible employees may deferportions of their income (and thereby defer tax liability associated with that income), Griffith shall be entitled to participate in such plan(s) to the extent that he is eligible to do so. If the plan permits, Griffith may defer some or all of the bonus amounts, leave or other compensation payable to him pursuant to this Employment Agreement.

         c. Use of Company  Vehicles.  During the  Employment  Term,
Griffith shall be permitted to use Chugach vehicles on company business on a de minimus basis. Griffith shall not be entitled to a company vehicle for personal use.

         5. Benefits. During the Employment Term, Griffith shall be entitled to participate in all group health, pension, 401(k), 457 and other benefit plans maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein). Further, during the Employment Term, Griffith shall be entitled to participate in all fringe benefit programs and shall receive all perquisites if and to the extent that Chugach's Board of Directors establishes and makes such benefits and perquisites available to its salaried administrative personnel generally, including, but not limited to, Employer-paid long-term disability insurance and life insurance coverage.

         6. Expenses. During the Employment Term, Chugach shall reimburse Griffith for all reasonable travel, entertainment and other business expenses incurred or paid by Griffith in performing his duties and functions hereunder, subject to Griffith's accounting for and reporting such expenses pursuant to applicable Chugach policies.

         7. Holidays, Sick Leave and Annual Leave. Griffith shall be entitled to such holidays, sick leave and annual leave as are provided to its salaried administrative personnel generally, which paid time off work shall continue to accrue at the same rate(s) as Griffith accrued holidays, sick leave and annual leave as an Executive Manager. For example, Griffith shall continue to accrue annual leave at the rate of 9.23 hours per pay period (e.g., at the rate of 30 days per year). Griffith shall carry over to this Employment Agreement all annual leave previously accrued as of the Commencement Date of this Employment Agreement, provided, however, that all such carried over annual leave shall be valued at Griffith's rate of compensation as Executive Manager immediately prior to the Commencement Date. Additionally, Griffith shall either use or cash out annual leave that accrues to his account after the Commencement Date so that he does not add more than six (6) weeks of annual leave to his pre-Commencement Date annual leave balance. Chugach agrees to reconsider this six-week cap on additions to Griffith's annual leave balance if Griffith is unable to take leave for business-related reasons. Griffith shall be entitled to such vacations, taken at such time or times, as Griffith shall determine in his reasonable discretion, consistent with the performance of Griffith's obligations hereunder and the direction of Chugach's Board of Directors.

         8. Non-Competition. During the Employment Term and for a period of one
(1) year thereafter, Griffith shall not enter into or participate in any business competitive to the business carried on by Chugach in Southcentral Alaska or at such additional locations, if any, outside Southcentral Alaska at which Chugach conducts business. (This paragraph 8 does not apply to a Termination Other Than For Cause pursuant to paragraph 10(b) hereof.) As used herein, the term "business competitive to the business carried on by Chugach" means any business that involves the production, transmission or distribution of electricity, and the words "Southcentral Alaska" mean a business conducted in whole or in part within the boundaries of the Municipality of Anchorage, the Kenai Peninsula Borough, or the Matanuska-Susitna Borough. The provisions of this paragraph 8 shall survive the expiration and/or termination of this Employment Agreement. If a court of competent jurisdiction should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as are reasonably necessary to protect its interests.

         9. Confidential Information. During the Employment Term and for so long thereafter as the information remains confidential, Griffith will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach. Upon the expiration or termination of the Employment Term, upon Chugach's request, Griffith will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates. As used herein "confidential information" means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure. The foregoing confidential information provision shall not apply to information which: (i) is or becomes publicly known through no wrongful act of Griffith, (ii) is rightfully received from any third party without restriction and without breach by Griffith of this Employment Agreement; or
(iii) is independently developed by Griffith after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Employment Agreement.

         10. Termination.

                  a. Termination for Cause. Chugach may terminate Griffith's employment for "cause" immediately upon written notice to Griffith, provided, however, that Griffith has been given ten (10) days written notice of cause for termination and has failed to, or is unable to, cure such cause within that time. Such notice shall specify in reasonable detail the nature of the cause. For purposes of this Employment Agreement, "cause" means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts
(i) supported by substantial evidence and (ii) reasonably believed by the Board of Directors to be true. Examples of "cause" for termination of employment are provided in Chugach Operating Policy 013 dated September 19, 2001, and are incorporated herein by reference to the extent they are consistent with this Employment Agreement. In the event of the involuntary termination of his employment for cause, Griffith shall not be entitled to receive any compensation hereunder other than his Base Salary and employee benefits and leave as accrued through the effective date of such termination. Griffith's obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Employment Agreement.

                  b. Termination Other Than for Cause. Chugach shall have the right to terminate Griffith's employment for any reason, upon thirty (30) days prior written notice to Griffith, whereupon Griffith's employment pursuant to this Employment Agreement shall terminate as of the effective date of termination. In the event of the involuntary termination of his employment other than for cause, Griffith shall be entitled to receive: (i) his Base Salary, bonus amount, leave and employee benefits as accrued through the effective date of such termination; (ii) an amount equal to Griffith's Base Salary and benefits for a period equal to five (5) months following the effective date of termination; and (iii) a pro-rata portion of the bonus amount for that period. Griffith will be entitled to receive the aforementioned amounts in this Paragraph 10(b), if and only if Griffith signs a valid general release of all claims against Chugach in a form provided by Chugach. All payments shall be made at normal Chugach payroll periods, less withholdings required by law, unless otherwise mutually agreed to in writing by Griffith and Chugach. Griffith's obligations under Paragraph 9 shall continue under the terms and conditions of this Employment Agreement.

                  c. Voluntary Termination. Griffith may voluntarily terminate his employment under this Agreement at any time upon sixty (60) days' prior written notice to Chugach's Board of Directors, whereupon Chugach's employment of Griffith shall terminate at the end of the sixty (60) day notice period. In the event of Griffith's voluntary termination of employment, he shall not be entitled to receive any compensation hereunder other than his Annual Salary and employee benefits as accrued through the effective date of such termination. Griffith's obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Employment Agreement.

                  d. Death or Disability. Griffith's employment pursuant to this Agreement shall terminate automatically on the date of Griffith's death or disability. Upon Griffith's death or disability, no compensation shall be payable to Griffith under this Agreement except for Griffith's Base Salary, bonus amount and employee benefits as accrued through the date of his death or disability, whichever is applicable, including any employee benefits payable in the event of Griffith's death or disability, whichever is applicable. For purposes of this Employment Agreement, Griffith shall be deemed to be disabled (as medically determined by an independent physician), if for a period of at least three (3) consecutive months he is unable to perform the essential functions of his position with Chugach, with or without reasonable accommodation. For purposes of this Agreement, if Griffith's employment terminates by reason of his disability, his employment termination date shall be deemed to be the last day of the three (3) month period described in this paragraph.

                  e. Excess Parachute Payment. In the event that Chugach treats any portion of Griffith's payments or benefits hereunder as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code ("Code") or any comparable provision of state or local tax law, or it is otherwise asserted (including on an audit of either Chugach or Griffith) that any portion of such payments or benefits is such an "excess parachute payment," Chugach shall prior to the date on which any amount of excise tax (or penalty or interest) must be paid in respect thereof, promptly make an additional lump sum payment in cash to Griffith in an amount sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to such payment to make Griffith whole for all taxes (including withholding and social security taxes) imposed under Section 4999 of the Code, or any comparable provision of state or local tax law, with respect to the "excess parachute payment" and all associated interest and penalty amounts. Griffith shall cooperate in all reasonable respects with Chugach to attempt to minimize any such tax liability.

                  f. Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Employment Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the Termination Date; and (iii) the terms of this Employment Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the Termination Date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to other party hereunder.

                  g. No Set-off; No Duty of Mitigation. There shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Griffith hereunder (including, without limitation, pursuant to subparagraphs 10(a) and 10(b)). In the event of any termination of Griffith's employment under this paragraph 10, Griffith shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Griffith hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Griffith.

         11. Injunctive Relief. It is agreed that the services of Griffith are unique and that any breach or threatened breach by Griffith of any provision of this Employment Agreement cannot be remedied solely by damages. Accordingly, in the event of a breach by Griffith of his obligations under this Employment Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Griffith and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Chugach from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the termination of the services of Griffith.

         12. Arbitration. Any dispute or controversy arising out of or relating to this Employment Agreement or any claimed breach hereof shall be resolved, at the request of either party, by a private arbitration proceeding. The arbitration proceeding shall be conducted pursuant to the Alaska Uniform Arbitration Act, AS 09.43.010 -- 09.43.180 (the "Act") and the Model Employment Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"), each of which is incorporated herein by this reference to the extent that the Act and the Arbitration Rules are consistent with this Employment Agreement. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the Arbitration Rules. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree to a mutually acceptable arbitrator within twenty-one (21) days of the request for arbitration, Chugach shall request that the AAA submit a list of seven (7) arbitrators. After a coin toss to determine who makes the first strike, the parties shall strike names from the AAA list alternately until the name of one arbitrator remains. That arbitrator shall be deemed mutually acceptable to both parties unless the arbitrator is unavailable, in which case the last arbitrator whose name was struck shall be deemed acceptable to the parties, and so on. The arbitration hearing shall be held in Anchorage, Alaska, or in such other place as may be mutually agreed upon by the parties, at a time and location determined by the arbitrator. Within thirty (30) days of the close of the arbitration hearing, the arbitrator shall hand down a written decision and award. The decision shall explain the basis for the arbitrator's award. The arbitrator shall have authority to interpret and enforce this Employment Agreement, but shall not have authority to alter, amend or supercede any provision of this Employment Agreement. The decision and award shall be final and binding on the parties, subject only to such appeal rights as are available under the Act. Either party may seek entry of judgment upon such decision and award in any court having jurisdiction over the parties. The expenses of the arbitration proceeding shall be borne by Chugach. Each party shall pay for and bear the cost of its own experts, witnesses and legal counsel in such arbitration proceeding.

         13. Indemnification.

                  a. Chugach shall indemnify Griffith (as a "protected person") to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Griffith in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Griffith is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach's controlled affiliates or is or was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a "Proceeding").

                  b. Chugach shall advance to Griffith all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Griffith's written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Griffith is not entitled to be indemnified against such costs and expenses. Griffith shall periodically account to Chugach for all such costs and expenses incurred by Griffith in connection with his defense of the Proceeding.

                  c. The indemnification provided to Griffith hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach's Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Griffith and other officers and directors of Chugach, or any separate written agreement with Griffith. The provisions of this paragraph 13 shall survive any termination of this Employment Agreement.

         14. Amendment and Modification. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. Subject to applicable law and upon the consent of Chugach's Board of Directors, this Employment Agreement may be amended, modified and supplemented by written agreement of Chugach and Griffith with respect to any of the terms contained herein.

         15. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Employment Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

         16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery or five (5) days after having been mailed, certified or registered, with postage prepaid:

           If to Chugach:                                If to Griffith:
           --------------                                --------------

      Chugach Electric Association,                        Evan J. Griffith, Jr.
      Inc.                                                 HC 85, Box 9242
      P.O. Box 196300                                      Eagle River, AK 99577
      Anchorage, AK 99519-6300
      Facsimile: (907) 762-4688                            Facsimile:
      Attention: Chairman of Board of
      Directors

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

         17. Assignment. This Employment Agreement shall inure to the benefit of Griffith and Chugach and be binding upon the successors and general assigns of Employer. This Employment Agreement shall not be assignable, except to the extent set forth in paragraph 20.

         18. Enforceability. In the event it is determined that this Employment Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

         19. Applicable Law. This Employment Agreement shall be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

         20. Beneficiaries: Executive's Representative. Griffith shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Griffith's death. Any such designation shall be made by written notice to Chugach. In the event of Griffith's death or of a judicial determination of Griffith's incompetence, references in this Employment Agreement to Griffith shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative ("Griffith's Representative") solely for the purpose of providing a clear mechanism for the exercise of Griffith's rights hereunder in the case of Griffith's death or disability.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective on and as of the day and year first above written.

                                   CHUGACH ELECTRIC ASSOCIATION, INC.

                                   By: /s/ Bruce E. Davison
                                   Name: Bruce E. Davison
                                   Title: President, Board of Directors

                                   /s/ Evan J. Griffith